As filed with the Securities and Exchange Commission on March 8, 2004

Registration No. 333-110644

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

To

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital Lease Funding, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

110 Maiden Lane

New York, New York 10005

Telephone (212) 217-6300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

PAUL H. MCDOWELL, CEO

Capital Lease Funding, Inc.

110 Maiden Lane

New York, New York 10005

Telephone: (212) 217-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

DAVID C. WRIGHT PAUL C. HUGHES Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 Telephone: (804) 788-8200 Facsimile: (804) 788-8218	BRAD S. MARKOFF JEFFREY M. SULLIVAN Alston & Bird LLP 3201 Beechleaf Court, Suite 600 Raleigh, North Carolina 27604-1062 Telephone: (919) 862-2200 Facsimile: (919) 862-2260

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing additional exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by us in connection with this offering. All amounts are estimates except for the SEC registration fee and the NASD fee.

SEC registration fee		$18,607
NASD fee		23,500
NYSE listing fee		66,300
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

Indemnification Insurance Costs (see Item 34)		*

*	To be completed by amendment.

Item 32.    Sales to Special Parties

Not applicable.

Item 33.    Recent Sales of Unregistered Securities

Since September 30, 2000, Capital Lease Funding, Inc. issued the following securities that were not registered under the Securities Act of 1933, as amended, as summarized below.

On October 31, 2003, the registrant issued 100 shares of common stock to Paul H. McDowell, its chief executive officer, for aggregate consideration of $100. These shares were redeemed at the same price by the registrant on November 17, 2003. The issuance of stock was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

On November 17, 2003, the registrant issued an aggregate of 139,134 shares of common stock to certain of our current and former employees, all of whom are “accredited investors” as defined under Regulation D of the Securities Act, in exchange for aggregate consideration of $13,913.40. The issuance of stock was affected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

In connection with the formation of the registrant and pursuant to a Contribution Agreement, dated as of November 20, 2003, among the registrant and the holders of membership interests in CLF, LLC (the “Members”), the Members agreed to transfer their interests in the LLC to the registrant in exchange for an aggregate of 3,968,800 shares of common stock of the registrant. The aggregate number of shares issued by the registrant may be reduced under certain circumstances and the shares will be allocated among the Members in accordance with the CLF, LLC limited liability company agreement. The allocation of shares among the Members will be determined upon the pricing of this offering in accordance with the formula provided in the limited liability company agreement of CLF, LLC. These transactions will close immediately prior to or upon closing of this offering. All of the Members irrevocably committed to the transfer of their interest prior to the filing of this registration statement and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of stock to the Members will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Item 34.    Indemnification of Directors and Officers

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or advanced by the corporation if it shall ultimately be determined that the standard of conduct was not met.

It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is unenforceable pursuant to Section 14 of such act.

We also intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 35.    Treatment of Proceeds from Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits

(a)    Financial Statements, all of which are included in the prospectus:

See Index to Financial Statements and Financial Statement Schedules.

(b)    Exhibits

1.1	Form of Underwriting Agreement
3.1	Form of Charter
3.2	Form of Bylaws
4.1	Form of Certificate evidencing the Common Stock, par value $.01 per share, of the registrant
5.1*	Opinion of Venable LLP regarding the validity of the securities being registered
8.1*	Opinion of Hunton & Williams LLP regarding tax matters
10.1**	Purchase and Sale Agreement, dated January 31, 2000 between Capital Lease Funding, L.P., CLFC HPII Inc., CLF Holdings, Inc. and Bank of America, N.A. (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.2**	Call Option Agreement, dated January 31, 2000 between Bank of America, N.A., Capital Leasing Funding, L.P. and CLFC HPII Inc. (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.3**	Security Agreement, dated January 31, 2000 between Capital Lease Funding, L.P. and Bank of America, N.A. (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.4**	Loan Contribution Agreement, dated January 31, 2000 between Bank of America, N.A. and Capital Lease Funding, L.P. (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.5**	Amendment to Purchase and Sale Agreement, Call Option Agreement, Loan Contribution Agreement and Security Agreement, dated April 30, 2002 between Capital Lease Funding, LLC, CLFC HPII Inc. and Bank of America, N.A.
10.6**	Second Amendment to Purchase and Sale Agreement, Call Option Agreement, Loan Contribution Agreement and Security Agreement, dated February 28, 2003 between Capital Lease Funding, LLC, CLFC HPII Inc. and Bank of America, N.A.
10.7**	Third Amendment to Purchase and Sale Agreement, Call Option Agreement, Loan Contribution Agreement and Security Agreement, dated December 31, 2003 between Capital Lease Funding, LLC, CLFC HPII Inc. and Bank of America, N.A.
10.8**	Master Repurchase Agreement, dated October 1, 2001 between Capital Lease Funding, L.P. and Wachovia Bank, National Association (formerly known as First Union National Bank) (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.9**	First Amendment to Master Repurchase Agreement, dated February 25, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.10**	Second Amendment to Master Repurchase Agreement, dated September 30, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.11**	Third Amendment to Master Repurchase Agreement, dated December 15, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.12**	Master Repurchase Agreement, dated November 1, 2001 between Capital Lease Funding, LLC and Wachovia Bank, National Association (formerly known as First Union National Bank)
10.13**	Amendment No. 2 to Master Repurchase Agreement, dated September 30, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.14**	Amendment No. 3 to Master Repurchase Agreement, dated December 15, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association

10.15**	Contribution Agreement, dated as of November 20, 2003 between the registrant, Hyperion CLF LLC, LSR Capital CLF LLC, Wachovia Affordable Housing Community Development Corporation, Wachovia Investors, Inc. and CLF Management I, LLC
10.16**	Registration Rights Agreement, dated as of November 20, 2003 between the registrant and Hyperion CLF LLC, LSR Capital CLF LLC and Wachovia Investors, Inc.
10.17	Form of Employment Agreement between each of Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz and Michael J. Heneghan, and the registrant
10.18	The Stock Plan
21.1	List of Subsidiaries
23.1*	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2**	Consent of Ernst & Young LLP
23.3*	Consent of Hunton & Williams LLP (included as part of Exhibit 8.1)
24.1**	Power of Attorney (included in the Signature Page at page II-6)
99.1**	Consent of Michael E. Gagliardi to being named as director
99.2**	Consent of Stanley Kreitman to being named as director
99.3**	Consent of Jeff F. Rogatz to being named as director
99.4**	Consent of Howard A. Silver to being named as director

*	To be filed by amendment.
**	Previously filed.

Item 37.    Undertakings

The registrant hereby undertakes:

(1)    For purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Act, that each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(4)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 8, 2004.

By:	/S/ PAUL H. MCDOWELL
Paul H. McDowell
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

* Lewis S. Ranieri	Chairman of the Board of Directors	March 8, 2004

/S/ PAUL H. MCDOWELL Paul H. McDowell	Chief Executive Officer and Director (Principal Executive Officer)	March 8, 2004

* William R. Pollert	President and Director	March 8, 2004

* Shawn P. Seale	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	March 8, 2004

/S/ PAUL H. MCDOWELL Paul H. McDowell * Attorney-in-fact

EXHIBIT INDEX

Exhibit No.
1.1	Form of Underwriting Agreement
3.1	Form of Charter
3.2	Form of Bylaws
4.1	Form of Certificate evidencing the Common Stock, par value $.01 per share, of the registrant
5.1*	Opinion of Venable LLP regarding the validity of the securities being registered
8.1*	Opinion of Hunton & Williams LLP regarding tax matters
10.1**	Purchase and Sale Agreement, dated January 31, 2000 between Capital Lease Funding, L.P., CLFC HPII Inc., CLF Holdings, Inc. and Bank of America, N.A. (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.2**	Call Option Agreement, dated January 31, 2000 between Bank of America, N.A., Capital Leasing Funding, L.P. and CLFC HPII Inc. (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.3**	Security Agreement, dated January 31, 2000 between Capital Lease Funding, L.P. and Bank of America, N.A. (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.4**	Loan Contribution Agreement, dated January 31, 2000 between Bank of America, N.A. and Capital Lease Funding, L.P. (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.5**	Amendment to Purchase and Sale Agreement, Call Option Agreement, Loan Contribution Agreement and Security Agreement, dated April 30, 2002 between Capital Lease Funding, LLC, CLFC HPII Inc. and Bank of America, N.A.
10.6**	Second Amendment to Purchase and Sale Agreement, Call Option Agreement, Loan Contribution Agreement and Security Agreement, dated February 28, 2003 between Capital Lease Funding, LLC, CLFC HPII Inc. and Bank of America, N.A.
10.7**	Third Amendment to Purchase and Sale Agreement, Call Option Agreement, Loan Contribution Agreement and Security Agreement, dated December 31, 2003 between Capital Lease Funding, LLC, CLFC HPII Inc. and Bank of America, N.A.
10.8**	Master Repurchase Agreement, dated October 1, 2001 between Capital Lease Funding, L.P. and Wachovia Bank, National Association (formerly known as First Union National Bank) (Capital Lease Funding, L.P.’s interest was assigned to Capital Lease Funding, LLC on November 15, 2001)
10.9**	First Amendment to Master Repurchase Agreement, dated February 25, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.10**	Second Amendment to Master Repurchase Agreement, dated September 30, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.11**	Third Amendment to Master Repurchase Agreement, dated December 15, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.12**	Master Repurchase Agreement, dated November 1, 2001 between Capital Lease Funding, LLC and Wachovia Bank, National Association (formerly known as First Union National Bank)
10.13**	Amendment No. 2 to Master Repurchase Agreement, dated September 30, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.14**	Amendment No. 3 to Master Repurchase Agreement, dated December 15, 2003 between Capital Lease Funding, LLC and Wachovia Bank, National Association
10.15**	Contribution Agreement, dated as of November 20, 2003 between the registrant, Hyperion CLF LLC, LSR Capital CLF LLC, Wachovia Affordable Housing Community Development Corporation, Wachovia Investors, Inc. and CLF Management I, LLC
10.16**	Registration Rights Agreement, dated as of November 20, 2003 between the registrant and Hyperion CLF LLC, LSR Capital CLF LLC and Wachovia Investors, Inc.

Exhibit No.
10.17	Form of Employment Agreement between each of Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz and Michael J. Heneghan, and the registrant
10.18	The Stock Plan
21.1	List of Subsidiaries
23.1*	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2**	Consent of Ernst & Young LLP
23.3*	Consent of Hunton & Williams LLP (included as part of Exhibit 8.1)
24.1**	Power of Attorney (included in the Signature Page at page II-6)
99.1**	Consent of Michael E. Gagliardi to being named as director
99.2**	Consent of Stanley Kreitman to being named as director
99.3**	Consent of Jeff F. Rogatz to being named as director
99.4**	Consent of Howard A. Silver to being named as director

*	To be filed by amendment.
**	Previously filed.